MEMORANDUM OF UNDERSTANDING

This MEMORANDUM OF UNDERSTANDING ("MOU") is made as of the 18th day of November, 2021, (the "Signing Date") between iQSTEL Inc. an SEC reporting issuer that is quoted on the OTC Markets (OTCQX: IQST), established under the laws of the State of Nevada, USA, with its registered office at 300 Aragon Avenue, Suite 375, Coral Gables, Florida 33134 ("Buyer") and Jose Ramon Olivar, US Citizen, Passport Number 524857155, current CEO of SMARTBIZ TELECOM LLC, and Eduardo Borrero, US Citizen, Passport Number 505495245, current CFO of SMARTBIZ TELECOM LLC, in representation of the shareholders of SMARTBIZ TELECOM LLC incorporated under the laws of the State of Florida, with registered office at 14230 SW 57th Lane, Suite 106-B, Miami, FL 33183 ("Seller") regarding the sale by Seller and the acquisition by Buyer of 51% of the Membership Interest (Capital Stock) of SMARTBIZ TELECOM LLC ("The Company").

RECITALS:

1.	Seller is the registered and beneficial owner of 100% of the Membership Interest (Capital Stock) of SMARTBIZ TELECOM LLC (The Company), a Corporation organized and existing under the laws of Florida an having its principal place of business at 14230 SW 57tn Lane, Suite 106-B, Miami, FL 33183.
2.	SMARTBIZ TELECOM LLC (The Company) is a Florida Corporation which provides telecommunication services, dedicated to VoIP business for wholesale and retail market.
3.	The Company is fully operational with equipment, platforms and applications (Hardware and Software).
4.	The Company has a sales forecast of Fifteen Million Dollars (US$ 15,000,000.00) in 2021.
5.	Buyer desires to purchase, and Seller desires to sell the 51% of the Membership Interest (Capital Stock) of The Company, pursuant to the terms and provisions of this Agreement.

IN CONSIDERATION of the mutual covenants, agreements, representations, and warranties contained in this Agreement the parties agree as follows:

1.	DEFINITIONS.

1.1.     Signing Purchase Agreement (Signing Date): Corresponds to the moment in which the Purchase Agreement is signed, which will implicitly means all acquisition terms are already accepted by Seller and Buyer. Even though the ownership of the 51% of the Membership Interest (Capital Stock) of The Company has not been transferred to Buyer, there is a firm commitment to do so within the terms of this contract. In the same way, from this moment, it will not be possible to sell, alienate, indebt, distribute dividends of SMARTBIZ TELECOM LLC (The Company), shares, assets or bank accounts, without the express authorization of Buyer. Seller is committed to maintaining The Company in full and complete operability.

The Purchase Agreement is irrevocable between the parties, except by a condition later specified.

1.2.    Transfer of the Membership Interest to Buyer (Closing Date): Corresponds to the moment in which the 51% of the Membership Interest (Capital Stock) of The Company is transferred to the Buyer. This closing date must comply with the conditions at the closing date.

2.	PURCHASE AND SALE.

2.1.   Subject to terms and conditions of this Agreement and upon the basis of the covenants, representations and warranties of Seller as set forth below, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the Fifty One Percent (51%) of the Membership Interest (Capital Stock) of The Company. The Seller and the Buyer have agreed that:

2.2.   The total purchase price of the 51% of the Membership Interest (Capital Stock) of The Company is ONE MILLION DOLLARS (US$ 1,000,000.00) ("The Company Purchase Price") in IQST common stocks. Seller will determine under his convenience to value the IQST common stock at the moment of the signature of the MOU, at an average value of the last 5 days of the signature, and with a 10% discount; or to value the IQST common stock at the moment of the issue of the stocks, at an average value of the last 5 days of its issue, and with a 10% discount.

2.3.   The common stocks shall be issued within 30 days after the signature of the MOU, or when Seller indicated it, in favor of the shareholders of SMARTBIZ TELECOM, LLC.

2.4.    Once the common stock are issued, they will be in the Escrow Account of a lawyer selected by Buyer. These stocks will be released when the 51% of the Membership Interest (Capital Stock) of the Company is transferred to Buyer, but not before January 1st, 2022.

2.5.    True-Up Shares. The payment in IQST common stock will be restricted when issued and will have a holding period of 180 days after the common stock is issued under rule 144. If by the time the common stock is sold Buyer does not recover at least One Million Dollar (US$ 1,000,000.00), Buyer may request that the Company to pay the difference in cash until completing the One Million Dollar (US$ 1,000,000.00), or may request that more common stock be issued to cover the difference up to One Million Dollar (US$ 1,000,000.00). Notwithstanding anything to the contrary herein, this true up provision only exists for one year from issuance, such that if Buyer sells the shares later than one year from issuance, the requirement to true up Seller to $1,000,000 shall be of no force and effect.

2.6.	The term "Dollars", as used in this Agreement, is defined to be lawful United States currency.

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3.	COVENANTS OF THE PARTIES

3.1.    Prior to the signing of the final Purchase Agreement, the Buyer will enter into an Agreement with the Management to guarantee the operational continuity of the Company over the next years.

3.2.   In case the Buyer can't reach an Agreement with the Management to guarantee the operational continuity of the Company, either of the parties may terminate the Acquisition process, since operational continuity will not be guarantee.

3.3.    It is of most importance to iQSTEL that the operational continuity to be guaranteed, hence the parties consider that once the 51% of the Membership Interest (Capital Stock) of the Company is acquired by Buyer, synergies can be obtained, that would make SMARTBIZ TELECOM LLC generate higher net Income after the acquisition.

4.	SEVERABILITY

If any provisions of this MOU is found to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this MOU is invalid or unenforceable, but that limiting such provision it would become valid and enforceable, then such provision will be deem to be written, construed, and enforced as so limited.

5.	PRIOR MEMORANDUM SUPERSEDED

This Memorandum of Understanding constitutes the entire Memorandum between the Parties relating to this subject of matter and supersedes all prior and simultaneous representations, discussions, negotiations and Memorandums, whether written or oral.

6.	UNDERSTANDING

It is mutually agreed upon and understood by and among the Parties that:

a.	Each Party will work together in a coordinated fashion for the fulfilment of the projects.

b.      In no way does this MOU restrict involved Partners from participating in similar agreements with other public or private agencies, organizations and individuals.

c.	To the extent possible, each Party will participate in the development of the projects.
d.	This MOU shall be effective upon the signature of both Parties.
e.	Any Party may terminate its participation in this MOU by providing writing notice to the other Party.
f.	This Mou will be valid for a period of 6 months since the moment of its subscription.

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7.	CONFIDENTIALITY

The Parties undertake to take all necessary measures to keep secretly and confidentially all information that has been communicated to them as such by the other Party during the execution of this MOU, or that they have known in the course of its execution The obligation of this clause does not apply to:

A.	All information that is in the public domain;
B.	All information available to the Parties before it has been provided by the other party;
C.	All information legally acquired by the Parties from sources other than the other Party.

The Parties undertake to use this information only for the execution of this MOU. Likewise, they undertake not to exploit, on their own or a third party, directly or indirectly, all or part of this information.

This obligation of confidentiality must be respected throughout the term of this MOU, and once it has been terminated, for a period of two (02) years.

Any violation or breach, by one or another Party of this stipulation, entails the obligation, for that Party that committed said breach, to pay the other Party compensatory compensation, without prejudice, of the right of the Party considered affected to exercise or initiate all relevant actions in order to impose the sanctions that legally proceed.

Notwithstanding anything to the contrary herein, iQSTEL is permitted to disclose this MOU and the transactions included herein, to the extent required by the federal and state securities laws.

8.	BREACH OF AGREEMENT

The Parties commit themselves to strict compliance with each of the agreements contained therein and any legal regulations that may apply to them.

The Parties also undertake to provide the necessary means to ensure compliance with this MOU, both for themselves and for the rest of the Parties to comply with.

In the event of breach of this MOU by any of the Parties, said non-complying Party (or Parties) will be notified in writing by the Party (or Parties) that if it has complied or is deemed to be harmed by the breach. The notification must clearly and expressly contain the cause or reason for the alleged breach. As long as said breach is rectifiable, a period of thirty (30) calendar days will be granted, from the date on which the notification was received by the defaulting Party, for it to proceed to correct it or to take the necessary actions to correct it.

After the deadline to put an end to the breach, without it having been remedied or, in the case of a non- rectifiable breach by the injured or compliant Party or Parties may opt for:

a)	demand compliance with the breached obligation or agreement; or

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b)                demand that the MOU be resolved with respect to itself, freeing itself from any obligation arising from it with immediate effect; or

c)                Cumulatively demand the fulfilment of the breached obligation or agreement and the satisfaction of the payment of the damages caused.

If, as a result of the Audit, or the Due Diligence a legal breach is determined, IQSTEL INC reserves the right to cancel the acquisition process.

In case of non-compliance attributable to two or more Parties, the responsibility shall be attributed to them jointly.

For the fulfilment of the obligations of a Party that is not a natural person and of the consequences of its non- compliance, the non-fulfilling Party itself will respond jointly and, where appropriate, those other Parties that individually or collectively hold control of the non-fulfilling party.

9.	PERSONAL NATURE

This MOU is considered strictly held "intuitu personae" and in response to this none of the Parties may transfer it or assign it, totally or partially, under penalty of resolution thereof, without having previously obtained and in each case, express authorization by the other part given in writing. In case of violation of this clause, the affected party may exercise the pertinent legal actions in order to demand and obtain the effective repair of the damages suffered.

10.	APPLICABLE LAW

This MOU shall be governed and interpreted exclusively in accordance with the laws of the city of Miami, State of Florida of the United States of America. The differences, interpretations, litigation and any controversy between the Parties that exceed one hundred thousand US dollars (US $ 100,000.00), will be settled in accordance with what is established by the North American legislation in the matter of INTERNATIONAL ARBITRATION.

11.	NOTIFICATIONS

Any notification regarding this contract must be made to the following addresses:

IQSTEL, INC

300 Aragon Ave, Suite 375 Coral Gables, Florida 33134 Attention: Leandro Iglesias E-Mail: ceo@iqstel.com

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SMARTBIZ TELECOM LLC

14230 SW 57th Lane, Suite 106-B Miami, FL 33183

Attention: Jose Ramon Olivar E-mail: ceo@smartbiztel.com

IN WITNESS WHEREOF the parties have executed this Memorandum of Understanding as of the day and year first above written.

IQSTEL INC	SMARBITZ TELECOM

/s/ Leandro Jose Iglesias Conde	/s/ Jose Ramon Olivar
Leandro Jose Iglesias Conde	Jose Ramon Olivar
CEO	CEO

/s/ Eduardo Borrero
Eduardo Borrero
CFO

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